Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
1.	Registration Statements (Form S-8s Nos. 333-59396, 333-90382, 333-125622, and 333-135620) pertaining to the Kos Incentive Plan (f/k/a Kos Pharmaceuticals, Inc. 1996 Stock Option Plan);
2.	Registration Statement (Form S-8 No. 333-35533) pertaining to the Kos Pharmaceuticals, Inc. 1996 Stock Option Plan and Employee and Consultant Stock Options;
3.	Registration Statement (Form S-8 No. 333-70317) pertaining to the Kos Pharmaceuticals, Inc. Employee Stock Purchase Plan; and
4.	Registration Statement (Form S-8 No. 333-34121) pertaining to Kos Pharmaceuticals, Inc. Issuance of Shares to Employees,
of our report dated March 10, 2006, except for Note 2 as to which the date is September 11, 2006, with respect to the consolidated financial statements; our report dated March 10, 2006, except for the amounts for the fiscal years ended December 31, 2003 and 2004 related to Deferred Tax Asset Valuation Allowance and for the amounts for the fiscal years ended December 31, 2003, 2004 and 2005 related to Sales Returns and Allowances, as to which the date is September 11, 2006, with respect to the schedule of Kos Pharmaceuticals, Inc.; our report dated March 10, 2006, except for the effects of the material weakness described in the sixth paragraph of that report, as to which the date is September 11, 2006, with respect to the Kos Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Kos Pharmaceuticals, Inc., included in the Annual Report (Form 10-K/A) for the year ended December 31, 2005.

/s/ Ernst & Young
Certified Public Accountants

Ft. Lauderdale, Florida
September 11, 2006